Filed Pursuant To Rule 433

Registration No 333-286293

January 5, 2026

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2026 Digital Asset Outlook

Insights on the top narratives, technologies, and investment opportunities shaping digital assets in 2026.

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New Product

Grayscale Chainlink Trust ETF (GLNK)

Investment Solutions

ETFS/ETPS PUBLICLY TRADED FUNDS PRIVATE FUNDS

GSOL
Grayscale Solana Staking ETF

$9.63

Market Price as of 01/02/2026

GLNK
Grayscale Chainlink Trust ETF

$11.79

Market Price as of 01/02/2026

GXRP
Grayscale XRP Trust ETF

$38.47

Market Price as of 01/02/2026

GDLC
Grayscale CoinDesk Crypto 5 ETF

$42.64

Market Price as of 01/02/2026

BTC
Grayscale Bitcoin Mini Trust ETF

$39.74

Market Price as of 01/02/2026

ETH
Grayscale Ethereum Staking Mini ETF

$29.47

Market Price as of 01/02/2026

VIEW ALL GSOL, GLNK, GXRP, GDLC, BTC and ETH, exchange traded products, are not registered under the Investment Company Act of 1940 ("40 Act") and therefore are not subject to the same regulations and protections as 40 Act registered ETFs and mutual funds. Research & Insights 2026 Digital Asset Outlook: Dawn of the Institutional Era Click Here To Download The Full Report Key Takeaways We expect 2026 to accelerate structural shifts in digital asset investing, which have been underpinned by two major themes: macro demand for... 12/15/2025 32 min. read The LINK Between Worlds Key Takeaways: Chainlink is the critical connective tissue between crypto and traditional finance — between the on-chain world and the off-chain world. Grayscale believes that Chainlink’s suite of software... 11/19/2025 18 min. read Solana: Crypto’s Financial Bazaar Key Takeaways: Solana is a smart contract platform blockchain that stands out for the depth and diversity of its on-chain activity. Today it’s the category leader in terms of users, transaction volume... 10/10/2025 17 min. read Staking 101: Secure the Blockchain, Earn Rewards Blockchains secure themselves in one of two ways: Proof of Work (PoW) and Proof of Stake (PoS). PoW relies on energy and machines, while PoS relies on staking and voting. Bitcoin, the largest crypto asset... 12/08/2025 12 min. read VIEW ALL Empowering Investors Individual Investors Grayscales offers a diverse suite of crypto investment solutions for individual investors, from single asset token exposure to strategically designed thematic exposure. Financial Advisors Grayscale provides financial advisors with expert research, insights, and resources so that advisors can in turn educate their clients.

Institutional Investors Founded in 2013, Grayscale has one of the longest track records in the industry when it comes to offering solutions for institutional investors to access the crypto asset class. We Are Crypto Experts As the crypto market has evolved, Grayscale has grown alongside it, becoming a leading partner to investors as they navigate and deploy capital into this growing asset class. Learn more about Grayscale 40+ Investment Products* 180+ Years 130+ cumulative years traditional finance leadership experience and 50+ cumulative years digital asset leadership experience $35B Assets Under Management* *As of September 30, 2025 Meet with a Grayscale portfolio consultant Stay on top of the latest crypto news and insights INVESTMENT PRODUCTS ETFs/ETPs Publicly Traded Funds Private Funds GDIF RESEARCH Market Commentary Reports Videos & Webinars Token Fundamentals COMPANY About Grayscale Press Careers Contact Us

Explore All Stay on top of the latest crypto news and insights RESOURCES Tax & Regulatory Documents The Grayscale Glossary FAQs Financial Professionals Grayscale Crypto Sectors © 2026 Grayscale. All rights reserved Privacy Policy Terms of Service Social Media Disclosure ¹ Largest crypto-focused asset manager based on AUM as of 10/31/2025. For other companies in this category, AUM is considered as of most recent public disclosure. Grayscale Operating, LLC (“GSO” d/b/a Grayscale Investments) is the parent holding company of Grayscale Advisors, LLC (“GSA”), an SEC-registered investment adviser, as well Grayscale Securities, LLC (“GSS”), an SEC-registered broker/dealer and member of FINRA, and Grayscale Investments Sponsors, LLC ("GSIS", together with GSO, GSS, and GSA, "Grayscale" or “Grayscale Investments”). GSIS is not registered as an investment adviser under the Investment Advisers Act of 1940 and none of the investment products (“Products”) sponsored or managed by GSIS are registered under the Investment Company Act of 1940. Investments in the products on this page are speculative investments that involve high degrees of risk, including a partial or total loss of invested funds. The products mentioned on this page are not suitable for any investor that cannot afford loss of the entire investment. Private placement securities are speculative, illiquid, and entail a high level of risk, including the risk that an investor could lose their entire investment. The Products are distributed by Grayscale Securities, LLC (Member FINRA/SIPC). SIPC coverage does not apply to the crypto asset products or services mentioned. Grayscale CoinDesk Crypto 5 ETF, Grayscale Bitcoin Mini Trust ETF and Grayscale Ethereum Mini Trust ETF (collectively the "Funds") have filed registration statements (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectuses in those registration statements and other documents the Funds have filed with the SEC for more complete information about the Funds and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Funds or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Please read the GLNK, GSOL, and GXRP prospectuses carefully before investing. Foreside Fund Services, LLC is the Marketing Agent and GSIS is the sponsor of the Grayscale ETPs. Investors should consider the investment objectives, risks, charges and expenses carefully before investing in Grayscale Bitcoin Miners ETF, Grayscale Bitcoin Covered Calls ETF, and Grayscale Bitcoin Premium Income ETF (collectively the "Funds"). For prospectuses or summary prospectuses with this and other information about the Funds, please call (866)-775-0313 or visit our website at grayscale.com. Read the prospectuses or summary prospectuses carefully before investing. Foreside Fund Services, LLC is the distributor and GSA is the sponsor of the Grayscale ETPs. Investments managed by GSA are registered under the Investment Company Act of 1940 and subject to the rules and regulations of the Securities Act of 1933 and Investment Advisers Act of 1940. Carefully consider investment objectives, risk factors, fees and expenses before investing. This information should not be relied upon as research, investment advice, or a recommendation regarding any products, strategies, or any security in particular. This material is strictly for illustrative, educational, or informational purposes and is subject to change. © 2025 Grayscale. All trademarks, service marks and/or trade names (e.g., G™, GRAYSCALE®, GRAYSCALE CRYPTO SECTORS™, and GRAYSCALE INVESTMENTS®) are owned and/or registered by Grayscale. All of the content on our site - including text, software, scripts, code, designs, graphics, photos, sounds, music, videos, applications, interactive features, articles, news stories, sketches, animations, stickers, general artwork and other content ("Content") - is owned by Grayscale or others we license Content from, and is protected by copyright, patent and other laws. Grayscale reserves all rights not expressly described herein.

Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Fund or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903-2211 or by contacting Foreside Fund Services, LLC, 190 Middle Street, Suite 310, Portland, Maine 04101.